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                              [Letterhead]

                                                                 Exhibit 10.12

                                                     November 4, 1999

Mr. James G. Thomasch
One Rosebud Lane
Westford, MA  01886

Dear Jim:

         It is my pleasure to offer you the opportunity to join the PLC Medical Systems ("PLCM") team. I am pleased to offer you employment on the following terms:

         1. TITLE AND POSITION: Senior Vice President of Finance and Administration and Chief Financial Officer reporting to the Chief Executive Officer.

         2. BASE SALARY: $6,153.85 biweekly or $160,000 annualized. Salary reviews are performed annually in December with increases January 1st. Your first scheduled review will be in December 2000.

         3. BONUS: You will be eligible for a bonus targeted at 40 percent based on performance goals to be agreed upon with the Chief Executive Officer. For 1999, your bonus will be pro-rated without performance goals.

         4. FRINGE BENEFITS: You will be eligible to receive such benefits as are generally provided to other employees in accordance with PLCM policy as then in effect from time to time. PLCM retains the right to change, add or cease a particular benefit. We have agreed that you will receive four (4) weeks paid vacation (to be taken at mutually satisfactory times). In addition, present benefits include medical, dental, long term disability, short term disability and life insurance benefits as well as participation in PLCM's 401(k) plan after completing one full calendar quarter. In addition, you will receive a non-accountable car allowance of $1,000 per month.

         5. STOCK OPTIONS: A proposal will be made to the Board of Directors, at a meeting to be held on November 8, 1999, to approve an incentive stock option grant for 125,000 shares of common stock. The exercise price of incentive stock options would be the fair market value of the stock on the date of the grant and the option would vest 20% on hiring and 20% on each anniversary date. Any stock option grant is subject to the approval of the Board of Directors of PLCM and to your execution and compliance with a standard stock option agreement and your compliance with the applicable Stock Option Plan. I will discuss with you and the Board an accelerated vesting schedule based on performance of PLC Stock. Your options will accelerate upon change of control or termination without cause, subject to usual requirements of time to exercise options.


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James G. Thomasch
November 4, 1999
Page 2

         6. NON-COMPETITION: In consideration of your employment by PLCM, you agree to enter into the Non-competition, Proprietary Information and Inventions Agreement attached to this letter. By agreeing to these terms, you are, of course, also warranting to PLCM that you are free and able to join us and are not subject to any prior employment restrictions that would prohibit you from devoting your full energies to PLCM.

         7.       SMOKING: PLC Medical Systems is a smoke free facility.

         8.       SEVERANCE BENEFITS: If your employment with PLCM is terminated
                  (i) by PLCM without "cause" (as defined below) or (ii) by you for "good reason" (as defined below) within 12 months after a "change of control" (as defined below), PLCM shall pay you an amount (the "Severance Amount") equal to one times your highest annualized base salary plus bonus during the three-year period prior to such termination, plus benefit continuation for one year. One-third of the Severance Amount shall be paid within five days of such termination and the remaining two-thirds shall be paid in nine equal installments over a nine month period following such termination.

                  For purposes of this Paragraph No. 8, "Cause" means (a) a good faith finding by PLCM that (i) you have failed to perform your reasonably assigned duties for PLCM and have failed to remedy such failure within 10 days following written notice from the PLCM to you notifying you of such failure, or (ii) you have engaged in dishonesty, gross negligence or misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

                  For purposes of this Paragraph No. 8, "good reason" means, in summary: (i) a diminution in your position, authority or responsibilities; (ii) a material reduction in your salary or benefits; or (iii) your relocation more than [30] miles from Franklin, Massachusetts.

                  For purposes of this Paragraph No. 8, "Change in Control" means, in summary: (i) the acquisition by a party or a group of 35% or more of the outstanding stock of PLCM; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors (whether occurring on one date or over time); (iii) the acquisition of PLCM by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation or dissolution of PLCM.


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James G. Thomasch
November 4, 1999
Page 3

         This letter, together with the Non-competition, Proprietary Information and Inventions Agreement, constitutes our entire offer regarding the terms and conditions of your prospective employment by PLCM. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts.

         As discussed, I would like you to start on November 7, 1999, however, this offer will remain open for two weeks.

         If these terms are agreeable to you, please sign and return the copy of this letter enclosed for that purpose.

         Jim, I look forward to working with you and am excited at the prospect of having you help PLC reach its potential.

                                         Very truly yours,

                                         /s/ Edward H. Pendergast
                                         -------------------------------------
                                         Edward H. Pendergast
                                         Chairman, President and
                                         Chief Executive Officer

Agreed and Accepted:

/s/ James G. Thomasch
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James G. Thomasch